EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Mid-America Apartment Communities, Inc. for the registration of debt securities, preferred stock, common stock, and depositary shares and to the incorporation by reference therein of our report dated February 24, 2009, except for the retrospective adjustments described in Note 1, as to which the date is May 28, 2009, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and our report dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in its Current Report on Form 8-K dated May 29, 2009.

/s/ Ernst & Young LLP

May 28, 2009